UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    July 2, 2009

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

        Effective July 2, 2009 Disaboom, Inc. (the “Company”) entered into a Redemption and Lock-Up Agreement (the “Agreement”) with J.W. Roth. Mr. Roth is a significant Company shareholder (currently owning approximately 15.5% of our outstanding common stock) and is the Company’s former Chairman and Chief Executive Officer. Pursuant to the Agreement the Company agreed to repurchase 5 million shares of Company common stock owned by Mr. Roth (the “Shares”) in consideration for $200,000. Mr. Roth agreed that he will cause the Shares to be returned to the Company within ten business days of the effective date of the Agreement. As part of the Agreement Mr. Roth agreed that for a period of fourteen months he will not engage in certain transactions with respect to his remaining shares of Company common stock (approximately 2.1 million shares), such as sell, pledge, lend or otherwise dispose of his remaining shares without receiving prior Company consent.

        The Company agreed to repurchase the Shares in order to make the Shares available for other corporate purposes. If the Board of Directors later deems it advisable and appropriate for the Company to issue additional shares of its common stock the Company believes that having the Shares available for issuance is in the Company’s, and its shareholders’, best interest in that any such issuances will now cause less dilution to the Company’s existing shareholders.

        Although Mr. Roth is no longer a Company officer, director, or employee, the Company and Mr. Roth have been in discussions regarding consulting services Mr. Roth may provide the Company. The Company expects that these services would pertain to matters such as investor relations. To date the Company has not reached any definitive agreement with Mr. Roth for these consulting services, however in the event the Company desires to utilize Mr. Roth’s services, based on discussions with Mr. Roth the Company expects that he would provide those services on a month-by-month basis.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Redemption and Lock Up Agreement effective as of July 02, 2009.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2009	Disaboom Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: President, Chief Executive Officer, and Chief Financial Officer